Exhibit 99.1

FOR IMMEDIATE RELEASE

ACCERIS COMMUNICATIONS RESTRUCTURES ORGANIZATION

Pittsburgh, Pennsylvania, May 27, 2005 -- Acceris Communications Inc. (ACRS.OB) announced today that Acceris Communications Corp., its telecommunications business, has restructured its organization. The restructuring eliminates approximately 75 jobs or 30% of its workforce, impacting staff in its San Diego, Pittsburgh and Somerset facilities. The Company anticipates that it will record one-time expenses of up to $1 million during the second quarter ending June 30, 2005 related to the restructuring. Restructuring charges are primarily related to employee reduction costs.

The reorganization is part of the continued integration efforts of the Company aimed at streamlining the operations of the four predecessor companies that have been brought together to form Acceris and, further, is reflective of fluctuations in the revenues generated by the business. This latest set of changes will bring the Company closer to its goal of generating positive cash flow from operations.

On May 19, 2005, the Company entered into an agreement with North Central Equity LLC and its subsidiary, Acceris Management and Acquisition LLC, to dispose of its telecommunications assets and operations. The transaction is subject to approval by the Company’s shareholders, debt holders and regulators as well as customary closing conditions, and is expected to close by September 30, 2005.

About Acceris
Acceris Communications Inc. is a broad based communications company serving residential, small and medium-sized business and large enterprise customers in the United States through its subsidiary Acceris Communications Corp. A facilities-based carrier, it provides a range of products including local dial tone and 1+ domestic and international long distance voice services, as well as fully managed and fully integrated data and enhanced services. Acceris Communications Inc. offers its communications products and services both directly and through a network of independent agents, primarily via multi-level marketing and commercial agent programs. Acceris also offers a proven network convergence solution for voice and data in VoIP communications technology and holds two foundational patents in the VoIP space. For further information, please visit Acceris Communications Inc.’s website at www.acceris.com

Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, that are based on management’s exercise of business judgment as well as assumptions made by and information currently available to management. When used in this document, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted in our securities and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Contacts:
Stephen Weintraub
Corporate Secretary
stephen.weintraub@acceris.com
(416) 866-3058

Gary Clifford
CFO
gary.clifford@acceris.com
(416) 418-9802